Exhibit 99.1


NEWS

For Release     Immediate


Contacts (News Media) Tony Zehnder, Corporate Communications 312.396.7086 (Investors) Daniel Murphy, Investor Relations 317.817.2893


              Conseco Nominates Donna A. James and Doreen A. Wright
                            to its Board of Directors

Carmel, Ind., April 11, 2007 - Conseco, Inc. (NYSE: CNO), announced today that its board has nominated Donna A. James and Doreen A. Wright to stand for election as directors at Conseco's annual meeting of shareholders on May 22. The board would expand to 10 members; the eight current directors have been nominated for re-election at the meeting.

Ms. James, 49, is president and managing director of Lardon & Associates, a business and executive advisory services firm. Before her retirement in 2006, she served in various capacities with Nationwide Mutual Insurance Company and its public company subsidiary, Nationwide Financial Services, Inc. During her 25-year career at Nationwide Mutual, she served three years as president, Nationwide Strategic Investments; three years as executive vice president and chief administrative officer; and two years as senior vice president and chief human resources officer. Ms. James holds a bachelors degree from North Carolina Agricultural & Technical State University. She also serves on the board of directors of Coca-Cola Enterprises Inc. and Limited Brands Inc.

Ms. Wright, 50, has served since 2001 as senior vice president and chief information officer of Campbell Soup Company. From 1999-2001, she was executive vice president and chief information officer of Nabisco, Inc. From 1995-1998, she was senior vice president, operations and systems at Prudential Insurance Company's Prudential Investments Group. From 1984-1994, she held various leadership positions at Bankers Trust Company as a managing director and senior vice president of several large-scale institutional customer service and technology groups. Ms. Wright holds a Bachelor of Arts degree from the University of Pennsylvania. She also serves on the board of directors of The Riverside Symphonia, she is a trustee of the Campbell Soup Foundation, and she previously served on the board of directors of The Yankee Candle Company.

Conseco Chairman Glenn Hilliard said, "We are thrilled that Donna and Doreen have agreed to join Conseco's board. The breadth and depth of their personal and business experiences, together with their proven leadership qualities, will strengthen the board's ability to guide Conseco toward its goal of becoming a leading provider of insurance products to the senior middle market."

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

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